Exhibit 10.11

EARN-IN AGREEMENT

This EARN-IN AGREEMENT (the “Agreement”) is made as of September 12, 2008 (the “Effective Date”), between and among (i) New Zealand Wayne’s Investment Holdings Co., Ltd., a British Virgin Islands company (the “Company”); and (ii) _____________________, an individual citizen of the People’s Republic of China (the “Buyer”) (each of the foregoing, a “Party” and together, the “Parties”). Capitalized terms not otherwise defined have the meanings assigned to them in Appendix A to this Agreement.

RECITALS

A.

The Company is the sole shareholder of New Zealand Wayne’s New Resources Development Co., Ltd., a company existing under the laws of the British Virgin Islands (“Holdco”), which in turn is the sole shareholder of Heilongjiang Shuaiyi New Energy Development Co., Ltd., a company existing under the laws of the People’s Republic of China (the “Operating Company”).  Holdco and the Operating Company will be collectively referred to the “Company’s Subsidiaries” below.

B.

The Buyer is the founder of the Operating Company.

C.

The Company believes that the continuing services of the Buyer in his role with the Operating Company are critical to the continued success of the Operating Company’s business and therefore to the value of the shares of Holdco held by the Company; and

D.

The Company therefore wishes to provide the Buyer with an incentive to continue to devote his full time and attention to the business of the Operating Company by entering into this Agreement, and the Buyer is willing to devote her full time and attention to that business in part because of the benefit she hopes to gain pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficient of which is acknowledged by the Parties, the Parties agree as follows:

AGREEMENT

The Parties to this Agreement, intending to be bound thereby, in consideration for the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties, agree as follows.

ARTICLE I

CALL RIGHT

1.1

Increase of Authorized Shares.   Promptly upon execution of this Agreement, the Company will increase the number of ordinary shares of capital stock that the Company is authorized to issue from one (1) share to One Hundred Thousand and One (100,001) shares and will at all times maintain sufficient authorized but unissued shares to permit the issuance and sale of the Option Shares to the Buyer based on the terms and conditions set forth hereunder.

1.2

Call Right.   The Buyer will have, during the Exercise Period, and when a Condition is met, the right and option (the “Call Right”) to purchase from the Company, and upon the exercise of such right and option the Company will have the obligation to issue and sell to the Buyer, a portion of the Option Shares identified in the Call Exercise Notice. The Buyer will be permitted to purchase, and the Company will be obligated to issue and sell, the following numbers of Option Shares upon the attainment of the following Conditions. “Option Shares” means those ordinary shares of the capital stock of the Company as to which a Call Right is granted by this Agreement.

Condition	Number of the Option Shares as to which there is a Call Right

Condition 1	_________ Shares, representing 25% of the Option Shares

Condition 2	_________ Shares, representing 25% of the Option Shares

Condition 3	_________ Shares, representing 25% of the Option Shares

Condition 4	_________ Shares, representing 25% of the Option Shares

1.3

Call Period.  The Call Right will be exercisable by the Buyer by delivering a Call Exercise Notice at any time during the period (the “Exercise Period”) commencing on the date upon which Condition 1 has been satisfied (the “Initial Call Date”) and ending at 6:30 p.m. (New York time) on the fifth anniversary of the Initial Call Date (such date or the earlier expiration of the Call Right is referred to herein as the “Expiration Date”).

1.4

Exercise Process.   In order to exercise the Call Right during the Exercise Period, the Buyer will deliver to the Company a written notice of such exercise substantially in the form attached hereto as Exhibit B (a “Call Exercise Notice”) to such address or facsimile number set forth therein. The Call Exercise Notice will indicate the number of the Option Shares as to which the Buyer is then exercising its Call Right and the aggregate Call Price. Provided the Call Exercise Notice is delivered in accordance with Section 6.2  to the Company on or prior to 6:30 p.m. (New York time) on a Business Day, the date of exercise (the “Exercise Date”) of the Call Right will be the date of such delivery of such Call Exercise Notice. In the event the Call Exercise Notice is delivered after 6:30 p.m. (New York time) on any day or on a date which is not a Business Day, the Exercise Date will be deemed to be the first Business Day after the date of such delivery of such Call Exercise Notice. The delivery of a Call Exercise Notice in accordance herewith will constitute a binding obligation (a) on the part of the Buyer to purchase and (b) on the part of the Company to sell, the Option Shares subject to such Call Exercise Notice in accordance with the terms of this Agreement.

1.5

Call Price.   If the Call Right is exercised pursuant to this ARTICLE I, as payment for the Option Shares issued to and purchased by the Buyer pursuant to the Call Right, the Buyer will pay the aggregate Call Price to the Company no later than fifteen (15) Business Days after the Exercise Date.

1.6

Delivery of the Shares.  Upon the receipt of a Call Exercise Notice, the Company will deliver, or take all steps necessary to cause to be delivered, the Option Shares being issued to and purchased by the Buyer pursuant to such Call Exercise Notice.

ARTICLE II

ENCUMBRANCES, SET-OFF

2.1

Encumbrances.   Upon the issuance and sale of any Option Shares to the Buyer pursuant to an exercise of the Call Right, such Option Shares will be validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, free and clear of any liens whatsoever and with no restrictions on the voting rights thereof and other incidents of record and beneficial ownership pertaining thereto.

2.2

Set-off.   The Buyer will be absolutely entitled to receive all the Option Shares subject to the exercise of a Call Right, and for the purposes of this Agreement, the Company hereby waives, as against the Buyer, all rights of set-off or counterclaim that would or might otherwise be available to the Company.

ARTICLE III

PRE-EXPIRATION DATE COVENANTS OF THE COMPANY

3.1

No Increase of Authorized Shares.  The Company agrees that, prior to the Expiration Date, it will not increase the number of authorized shares of common stock except as provided in Section 1.1, without the prior written approval of the Buyer.  For the avoidance of doubt, the Company further agrees that any increase authorized shares will be deemed as a part of the Option Shares and is subject to the Call Right of the Buyer granted by this Agreement based on the percentage set forth in Section 1.2.

3.2

Access and Investigation.  The Company will ensure that, prior to the Expiration Date and at the reasonable request of the Buyer: (a) the Company will provide the Buyer with reasonable access to the personnel and assets and to all existing books, records, work papers and other documents and information relating to the Company, Company’s Subsidiaries and their business; (b) the Company will provide the Buyer with such copies of existing books, records, work papers and other documents and information relating to the Company, Company’s Subsidiaries and their business as the Buyer may request in good faith; and (c) the Company will compile and provide the Buyer with such additional financial, operating and other data and information relating to the Company, Company’s Subsidiaries and their business as the Buyer may request in good faith.

3.3

Operation of Business.  Unless otherwise agreed by the Buyer in advance and in writing, the Company will ensure that, prior to the Expiration Date:

(a)

the Company (i) preserves or causes to preserve intact the current business and management organization of the Company and the Company’s Subsidiaries, (ii) keeps available the services of current officers and employees of the Company and the Company’s Subsidiaries, (iii) uses its best efforts to maintain its relations and good will with all suppliers, customers, landlords, creditors, licensors, licensees, employees, independent contractors and other Persons having business relationships with the Company and the Company’s Subsidiaries;

(b)

the officers and directors of the Company and the Company’s Subsidiaries confer regularly with the Buyer concerning operational matters and otherwise report regularly to the Buyer concerning the status of the business, condition, assets, liabilities, operations, financial performance and prospects of the Company and/or Company’s Subsidiaries;

(c)

the Buyer is notified immediately of any inquiry, proposal or offer from any Person relating to any purchase of any capital stock of and any investment into the Company;

(d)

the Company and its Subsidiaries do not (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any equity or shares of capital stock or other securities, or (ii) repurchase, redeem or otherwise reacquire any equity or shares of capital stock or other securities;

(e)

the Company and the its Subsidiaries will not sell or otherwise issue any equity, shares of capital stock or any other securities;

(f)

the Company and its Subsidiaries do not change any of their methods of accounting or accounting practices in any respect;

(g)

the Company and its Subsidiaries do not agree, commit or offer (in writing or otherwise) to take any of the actions described in clauses “(a)” through “(f)” of this Section 3.3.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1

Representations and Warranties of the Company.    The Company represents and warrants to the Buyer, that:

(a)

Due Authorization.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder to be carried out by it have been duly authorized by all necessary action on the part of the Company. This Agreement, and all agreements and documents executed and delivered pursuant to this Agreement, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable Bankruptcy Laws and other laws or equitable principles of general application affecting the rights of creditors generally.

(b)

No Conflicts.   Neither the execution or delivery of this Agreement by the Company nor the fulfillment or compliance by the Company with any of the terms hereof will, with or without the giving of notice and/or the passage of time, (i) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, (A) the organizational or charter documents of the Company or (B) any contract or any judgment, decree or order to which the Company is subject or by which the Company is bound, or (ii) require any consent, license, permit, authorization, approval or other action by any Person or Governmental Body which has not yet been obtained or received. The execution, delivery and performance of this Agreement by the Company or compliance with the provisions hereof by the Company does not, and will not, violate any provision of any Law to which the Company is subject or by which it is bound.

(c)

No Actions.   There are no lawsuits, actions or, to the best knowledge of the Company, investigations, claims or demands or other proceedings pending or, to the best of the knowledge of the Company, threatened against the Company that, if resolved in a manner adverse to the Company, would adversely affect the right or ability of the Company to carry out its obligations set forth in this Agreement.

4.2

Representations and Warranties of the Buyer.   The Buyer represents and warrants to the Company, that:

(a)

Due Authorization.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder to be carried out by it have been duly authorized by all necessary action on the part of the Buyer. This Agreement, and all agreements and documents executed and delivered pursuant to this Agreement, constitute valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms, subject to applicable Bankruptcy Laws and other laws or equitable principles of general application affecting the rights of creditors generally.

(b)

No Conflicts.  Neither the execution or delivery of this Agreement by the Buyer nor the fulfillment or compliance by the Buyer with any of the terms hereof will, with or without the giving of notice and/or the passage of time, (i) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, (A) the organizational or charter documents of the Buyer or (B) any contract or any judgment, decree or order to which the Buyer is subject or by which the Buyer is bound, or (ii) require any consent, license, permit, authorization, approval or other action by any Person or Governmental Body which has not yet been obtained or received. The execution, delivery and performance of this Agreement by the Buyer or compliance with the provisions hereof by the Buyer does not, and will not, violate any provision of any Law to which the Buyer is subject or by which it is bound.

(c)

No Actions.  There are no lawsuits, actions or, to the best knowledge of the Buyer, investigations, claims or demands or other proceedings pending or, to the best knowledge of the Buyer, threatened against the Buyer that, if resolved in a manner adverse to the Buyer, would adversely affect the right or ability of the Buyer to carry out its obligations set forth in this Agreement.

ARTICLE V

EVENTS OF DEFAULT AND TERMINATION

5.1

Events of Default.  The occurrence at any time with respect to a Party (the “Defaulting Party”) of any of the following events will constitute an event of default (an “Event of Default”) with respect to such party:

(a)

Failure to Pay or Deliver.  The failure by a Party to make, when due, any payment under this Agreement or deliver the Option Shares in accordance with this Agreement, if such failure is not remedied on or before the third Business Day after notice of such failure is given to the Defaulting Party.

(b)

Breach of Agreement.  The failure by a Party to comply with or perform any agreement, covenant or obligation (other than a failure described in Section 5.1(a), which will be governed by Section 5.1(a)) to be complied with or performed by such Party in accordance with this Agreement if such failure is not remedied on or before the tenth Business Day after notice of such failure is given to the Defaulting Party.

(c)

Bankruptcy.  A Party (1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any relief under any Bankruptcy Law, or a petition is presented for its winding-up or liquidation, and in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets; (7) has a secured party take possession of all or substantially all of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or rescinded, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it that, under applicable Law, has an analogous effect to any of the events described in clauses (1) through (7); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

5.2

Termination.   If at any time an Event of Default with respect to a Party has occurred and is continuing, the other party may terminate this Agreement and deem the Expiration Date to have occurred by giving written notice to the Defaulting Party specifying the relevant Event of Default.

ARTICLE VI

MISCELLANEOUS PROVISIONS

6.1

Further Assurances. Each Party will execute and/or cause to be delivered to each other Party such instruments and other documents, and will take such other actions, as such other Party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

6.2

Notices.   Any notice or other communication required or permitted to be delivered to any Party will be in writing and will be deemed properly delivered, given and received upon dispatch by hand, courier or express delivery service with receipt confirmed by signature of the addressee, to the address set forth beneath the name of such Party below (or to such other address as such Party may specify in a written notice given to the other Parties):

If to the Company:	New Zealand Wayne’s Investment Holdings Co., Ltd. 2nd Floor, Abbott Building Road Town, Tortola British Virgin Islands

With Copies to:	No. 41 Hanguang Street, Nangang District Harbin 150080, People’s Republic of China

If to the Buyer:	______________________________ ______________________________ ______________________________

6.3

Time of The Essence.   Time is of the essence of this Agreement.

6.4

Headings, Gender and Usage.   The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement. For purposes of this Agreement: (a) the words “include” and “including” will be taken to include the words, “without limitation;” and (b) whenever the context requires, the singular number will include the plural, and vice versa; and each of the masculine, feminine and neuter genders will refer to the others.

6.5

Governing Law and Language.   This Agreement, including all matters of construction, validity and performance, will in all respects be governed by, and construed in accordance with, the laws of Hong Kong Special Administrative Region (without giving effect to principles relating to conflict of laws).  This Agreement is written in English and the English language will govern any interpretation of this Agreement.

6.6

Venue and Jurisdiction.   If any legal proceeding or other legal action relating to this Agreement is brought or otherwise initiated, the venue therefor will be in Hong Kong, which will be deemed to be a convenient forum.  Each of the Parties hereby expressly and irrevocably consents and submits to the jurisdiction of the courts in Hong Kong.

6.7

Interpretation.  Each Party acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party may not be applied in connection with the construction or interpretation of this Agreement.

6.8

Successors and Assigns.  Each of the Parties will not assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Party. The provisions hereof will inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties.

6.9

Waiver.

(a)

No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)

No Person will be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

6.10

Entire Agreement; Amendment.  This Agreement constitutes the full and entire understanding and agreement between the Parties with regard to the subject matter hereof. Any term of this Agreement may be amended only with the written consent of each Party.

6.11

Severability.   In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, will be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by law.

6.12

Entire Agreement.   This Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

6.13

Counterparts. This Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first set forth above.

“COMPANY” NEW ZEALAND WAYNE’S INVESTMENT HOLDINGS CO., LTD., a company formed and existing under the laws of British Virgin Islands By: ____________________________ Name: Title:	“BUYER” _____________________, an individual citizen of the People’s Republic of China By: ____________________________

Attachments:

Exhibit A

Certain Definitions

Exhibit B

Form of Call Exercise Notice

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Bankruptcy Law” means any Law of any jurisdiction relating to bankruptcy, insolvency, corporate reorganization, company arrangement, civil rehabilitation, special liquidation, moratorium, readjustment of debt, appointment of a conservator, trustee or receiver, or similar debtor relief.

“Call Exercise Notice” is defined in Section 1.4.

“Call Price” means, with respect to any exercise of the Call Right, the par value or US$ 0.01 per share of the Option Shares subject to any Call Exercise Notice, provided, that the aggregate Call Price with respect to the Option Shares eligible to be purchased by the Purchaser upon exercise of the Call Right relating to the satisfaction of Condition 4 will be the sum of (i) the par value or US$ 0.01 per share multiplied the number of such Option Shares plus (ii) US$ 1,000.

“Call Right” is defined in Section 1.1.

“Company” is defined in the Recitals.

“Conditions” means Conditions 1 through 4, in the aggregate.

“Condition 1” means the occurrence of the date that is six months after the date of this Agreement, provided, however, that (a) on or before that date, the Buyer and the Operating Company have entered into a binding employment agreement, in form and substance satisfactory to Company, for a term of not less than five years for the Buyer to serve as ___________________ of the Operating Company; and (b) the Buyer is employed by the Operating Company pursuant to that agreement on such date.

“Condition 2” means the United States Securities and Exchange Commission declaring a registration statement filed by the Company under the Securities Act of 1933 effective, or investors who purchased Common Stock from the Company pursuant to the Securities Purchase Agreement dated as of _______________ being able to sell their Common Stock under Rule 144, as then effective under the U.S. Securities Act of 1933, as amended.

“Condition 3” means the Operating Company and its subsidiaries achieving not less than $1,560,000 in after-tax net income, as determined under US GAAP for the six months ended June 2009.  Notwithstanding the foregoing, the Parties agree that for purposes of determining whether or not the $1,560,000 in after-tax net income have been achieved, the purchase of the Option Shares by the Buyer or any other person designated by the Buyer shall not be deemed to be an expense, charge, or other deduction from revenues of the Company even though GAAP may require contrary treatment.

“Condition 4” means the Operating Company achieving not less than US$ 3,900,000 in pre tax profits, as determined under US GAAP for the fiscal year ending 2009.  Notwithstanding the foregoing, the Parties agree that for purposes of determining whether or not the $3,900,000 in pre tax profits have been achieved, the purchase of the Option Shares by the Buyer or any other person designated by the Buyer shall not be deemed to be an expense, charge, or other deduction from revenues of the Company even though GAAP may require contrary treatment.

“Effective Date” is defined in the Preamble.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Exercise Date” is defined in Section 1.4.

“Exercise Period” is defined in Section 1.3.

“Expiration Date” is defined in Section 1.3.

“GAAP” means generally accepted accounting principles consistently applied during the relevant period.

“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-Governmental Body of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Holdco” is defined in the Recitals.

“Initial Call Date” is defined in Section 1.3.

“Law” means any national, federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Operating Company” is defined in the Recitals.

“Party” and “Parties” are defined in the Preamble to this Agreement.

“Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Option Shares” is defined in Section 1.1.

“US GAAP” means United States Generally Accepted Accounting Principles consistently applied.

EXHIBIT B

FORM OF CALL EXERCISE NOTICE

[Date]

[________________] (the “Company”)

[________________]

[________________]

Attention: [_______]

Re:	Earn-In Agreement dated [ • ] (the “Earn-In Agreement”), between [ • ] (the “Buyer”) and [ • ] (the “Company”)

Dear Sir:

In accordance with Section 1.4 of the Earn-In Agreement, the Buyer hereby provides this notice of exercise of the Call Right in the manner specified below:

(a)	The Buyer hereby exercises its Call Right with respect to the Option Shares pursuant to the Earn-In Agreement.

(b)	The Buyer will pay the sum of $____________ to the Company.

(d)	Pursuant to this exercise, the Company will deliver to _______________ the Option Shares in accordance with the instructions attached hereto.

Dated: _______________, ______

__________________________________ [ • ]